UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2010

ROME BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27481	16-1573070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Dominick Street, Rome, New York 13440-5810
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (315) 336-7300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

          On July 26, 2010, The Rome Savings Bank (the “Bank”) stipulated and consented to a Cease and Desist Order (the “Order”) issued by the Office of Thrift Supervision (the “OTS”). The Order became effective on July 26, 2010.

          The Order was issued as a result of weaknesses in the Bank’s Bank Secrecy Act/Anti-Money Laundering (“BSA”) compliance program identified this year. The Order requires the Bank to cease and desist from violating certain BSA laws and regulations identified in the Order, revise its current BSA compliance program, implement a system of internal controls to ensure compliance with BSA laws and regulations and to take certain other actions identified by the OTS in the Order. The Bank has addressed many of the matters mentioned in the Order and expects to complete all of the actions required to be taken by the deadline dates stated in the Order. The Order will not have a material impact on the financial condition or results of operations of the Bank or Rome Bancorp, Inc.

          The description of the Order set forth in this Item 1.01 is qualified in its entirety by reference to the Order, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are furnished with this report:

	Exhibit No.	Description

	99.1	Order to Cease and Desist, Order No. NE-10-20, effective July 26, 2010

	99.2	Stipulation and Consent to Issuance of Order to Cease and Desist, Order No. NE-10-20, effective July 26, 2010

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROME BANCORP, INC.

	By:	/s/ Charles M. Sprock

Charles M. Sprock
Chairman of the Board, President and
Chief Executive Officer
Date: July 30, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Order to Cease and Desist, Order No. NE-10-20, effective July 26, 2010.
99.2	Stipulation and Consent to Issuance of Order to Cease and Desist, Order No. NE-10-20, effective July 26, 2010